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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange
            Act of 1934, Section 17(a) of the Public Utility Holding
                             Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

    FIDAN                            GURKAN                GREGG
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   (Last)                            (First)              (Middle)

    199 CALIFORNIA DRIVE, SUITE 207
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   (Street)

    MILLBRAE                       CALIFORNIA              94030
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement

(Month/Day/Year)             11/26/2001
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     FINANCIALCONTENT, INC. / FCON
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
          VP Business Development
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6.   If Amendment, Date of Original (Month/Day/Year)

     N/A
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                       3. Ownership Form:
                         2. Amount of Securities          Direct (D) or
1. Title of Security        Beneficially Owned            Indirect (I)             4. Nature of Indirect
     (Instr. 4)                 (Instr. 4)                  (Instr.5)                      (Instr. 4)
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
     COMMON STOCK                588,678                       D
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               If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
                 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                            Explanation of Responses:





        /s/ GREGG FIDAN                                        12/21/2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.